SPROTT PHYSICAL GOLD TRUST F-10

Exhibit 5.1

kpmg LLP

Bay Adelaide Centre

333 Bay Street, Suite 4600

Toronto, ON M5H 2S5

Canada
Tel 416-777-8500
Fax 416-777-8818

Consent of Independent Registered Public Accounting Firm

To Sprott Asset Management LP, Manager of Sprott Physical Gold Trust

We KPMG LLP, consent to the use of our report dated March 25, 2024, on the financial statements of Sprott Physical Gold Trust, which comprise the statements of financial position as of December 31, 2023 and 2022, the related statements of comprehensive income (loss), changes in equity, and cash flows for each of the years ended December 31, 2023 and 2022, and the related notes, and our report dated March 25, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

September 6, 2024

Toronto, Canada